CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1249 to Registration Statement No. 333-122917 on Form N-1A of our report dated November 26, 2019, relating to the financial statements and financial highlights of the 13D Activist Fund, appearing in the Annual Report on Form N-CSR of the Fund for the year ended September 30, 2019, and to the references to us under the headings “Financial Highlights” and "Independent Registered Public Accounting Firm" in the Prospectus, and "Independent Registered Public Accounting Firm" and “Policies and Procedures for Disclosure of Portfolio Holdings” in the Statement of Additional Information, which are part of such Registration Statement.

Costa Mesa, California

January 24, 2020